August 11, 2008

Karl Hiller

Branch Chief

Securities and Exchange Commission

Washington, DC 20549-7010

PrimeEnergy Corporation Form 10-K for Fiscal Year Ended December 31, 2007

Filed March 27, 2008

Response Letter Dated March 24, 2008

File No. 000-07406

Dear Mr. Hiller:

We are submitting this letter to request an extension of time to respond to your letter dated May 1, 2008. We expect to have a full response completed by August 31, 2008.

Please contact me at (203) 358-5702 if you have any questions.

Sincerely,

Beverly A. Cummings

Chief Financial Officer